Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nationwide Life Insurance Company:

We consent to the use of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus (File No. 333-133163, Post-Effective Amendment No. 11) on Form S-1.  Our report for Nationwide Life Insurance Company and subsidiaries refers to the Company’s change in its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG LLP

Columbus, Ohio
March 23, 2010